UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 29, 2023

LATHAM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40358	83-2797583
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

787 Watervliet Shaker Road Latham, NY 12110
(Address of principal executive offices) (Zip Code)

(800) 833-3800
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SWIM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation

On March 29, 2023, Dane L. Derbyshire notified the Board of Directors (the “Board”) of Latham Group, Inc. (the “Company”) that he will resign as a Class III member of the Board and member of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), each effective immediately, in connection with his departure from Pamplona Capital Management. His decision to resign was not the result of any disagreement with management or the Board related to the Company’s operations, policies, or practices. Mr. Derbyshire had been a director designee of Pamplona Capital Partners V, L.P. (“Pamplona”) in accordance with the Stockholders Agreement among the Company, Pamplona, Wynnchurch Capital Partners IV, L.P. and WC Partners Executive IV, L.P., dated as of April 27, 2021 (the “Stockholders Agreement”).

Director Appointments

Brian Pratt

On March 30, 2023, the Board appointed Brian Pratt, age 28, to the Board as a Class III member of the Board and to serve as a member of the Nominating and Corporate Governance Committee to fill the vacancy upon the resignation of Mr. Derbyshire, effective immediately. Mr. Pratt was appointed to the Board as a director designee of Pamplona under the Stockholders Agreement. Accordingly, Mr. Pratt will not receive compensation as a non-employee director of the Company. However, Mr. Pratt will enter into the Company’s standard form of indemnity agreement for directors, which was previously filed with the SEC (the “Indemnity Agreement”). Except for applicable matters regarding Pamplona and its affiliates specified in the Company’s proxy statement for the 2023 annual meeting of shareholders, filed previously with the SEC, Mr. Pratt does not have a material interest in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K. The Board has determined that Mr. Pratt is an independent director of the Board.

Mr. Pratt is a Vice President at Pamplona Capital Management LLC, having joined the firm in March 2019. Since 2019, Mr. Pratt has worked closely with the Board and Company management on financial, operational and transactional matters. Mr. Pratt serves as a board observer of several other companies, including BFG Supply, a national distributor of consumables, greenhouse durables, and technical equipment to the green industry, and CSC ServiceWorks, Inc., a provider of commercial laundry services and air vending solutions. Prior to joining Pamplona, Mr. Pratt worked in the investment banking division at Barclays from 2017 to February 2019. Mr. Pratt holds a Bachelor of Science in Political Science from Yale University.

DeLu Jackson

On March 30, 2023, the Board appointed DeLu Jackson, age 50, to the Board as a Class I member of the Board to fill an existing vacancy on the Board following the departure of a Class I member in July 2022. The Board also appointed Mr. Jackson to serve as a member of the Audit Committee of the Board, replacing Suzan Morno-Wade, and the Nominating and Corporate Governance Committee, replacing Alex Hawkinson. The foregoing appointments were effective immediately. Mr. Jackson will receive compensation under the Company’s Non-Employee Director Compensation Plan, which was previously filed with the SEC. He will also enter into the Indemnity Agreement with the Company. Mr. Jackson does not have a material interest in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K. The Board has determined that Mr. Jackson is an independent director of the Board and that he satisfies all applicable requirements to serve on the Audit Committee, including without limitation the applicable requirements of Nasdaq and the Securities Exchange Act of 1934, as amended.

Since September 2021, Mr. Jackson has served as Executive Vice President and Chief Marketing Officer of ADT Inc. (NYSE: ADT), a leader in smart home and small business security. From August 2017 until September 2021, Mr. Jackson was Vice President – Head of Marketing and Digital at Conagra Brands, Inc. (NYSE: CAG), a leading branded food company. Before joining Conagra Brands, he served in senior digital and marketing roles for domestic and international brands, including Kellogg Company, McDonald’s Corporation, Nissan Motor Co., Ltd, Audi of America and Subaru of America. Mr. Jackson also serves on the board of directors of Brag House Inc (an esports platform), the Western Golf Association and the Chicago Public Library Foundation. Mr. Jackson holds an MBA from NYU Stern School of Business and a BA in Politics from Princeton University.

Item 7.01	Regulation FD Disclosure.

On March 31, 2023, the Company issued a press release announcing the foregoing matters, which is attached hereto as Exhibit 99 and is incorporated herein by reference.

The information in Item 7.01 of this current report on Form 8-K (including Exhibit 99 furnished herewith) shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99	Press release of Latham Group, Inc., dated March 31, 2023, announcing the director appointments of Messrs. Jackson and Pratt and the director resignation of Mr. Derbyshire.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2023

LATHAM GROUP, INC.

By:	/s/ Scott M. Rajeski
Name:	Scott M. Rajeski
Title:	Chief Executive Officer and President

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